Exhibit 19.1

RED ROCK RESORTS, INC.

Securities Trading Policy

1. Purpose

In the course of performing your duties for Red Rock Resorts, Inc. and its subsidiaries (the “Company,” “Red Rock,” “we” or “us”), you may, at times, have information about us or another company that is not generally available to the public. Because of your relationship with us, if you are aware of “material,” “non-public” information about the Company, federal and state securities laws prohibit you from trading in the securities of the Company and other controlled businesses (together with the Company, the “Station Companies” and any individual entity a “Station Company”) or providing such information to others who may trade on the basis of that information.

2. Introduction

We have adopted this Securities Trading Policy (“Policy”) to:

•	Explain some of your obligations to us and under the law, including the proper conduct for trading in securities of the Station Companies;

•	Promote compliance with the laws prohibiting “insider trading” and help our directors, officers and employees avoid the severe consequences resulting from violations of these laws;

•	Prevent even the appearance of “insider trading;” and

•	Protect our reputation for integrity and ethical conduct.

2.1. What is Insider Trading?

The federal securities laws prohibit (1) persons who become aware of “material,” “non-public” information about a company from buying or selling that company’s securities on the basis of that information; (2) the unauthorized disclosure of material, non-public information to others who then trade on the basis of that information (conduct commonly known as “tipping”) and (3) assisting someone engaged in these activities. These forms of misconduct are commonly known as “insider trading”. In this Policy, when we use the term insider trading, we include tipping. The terms “material” and “non-public” are discussed in Sections 3.4 and 3.5 below.

2.2. What are the Consequences of Engaging in Illegal Insider Trading or Otherwise Violating this Policy?

Sanctions for violations of the prohibitions on insider trading can be severe, including civil fines of up to three times the profit gained or loss avoided, criminal fines of up to $5,000,000 and jail terms of up to 20 years. In addition to the potential civil and criminal liabilities mentioned above, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally, plus collect other damages. The Company (and its executive officers and directors) could itself face penalties of the greater of $1,000,000 or three (3) times the profit gained or loss avoided as a result of an employee’s violation and/or a criminal penalty of up to $25,000,000 for failing to take steps to prevent insider trading.

Any failure to comply with this Policy may subject a director, officer or employee to Company-imposed sanctions, including termination for cause, whether or not the failure to comply constitutes or results in a violation of law.

3. Elements of the Policy

3.1. Who is Subject to the Requirements of this Policy?

This Policy applies to each director, officer and employee of the Station Companies

(collectively, “Covered Persons”) and to the “Related Persons” of each such person. This policy also places additional limitations on transferability of Company Securities for “Blackout Insiders” and “Pre-Clearance Insiders”, as described in the Securities Trading Policy Supplements for Blackout Insiders and Pre-Clearance Insiders, as applicable. Which specific provisions of this Policy apply to you and your Related Persons will depend upon your position with the Company. All persons covered by this Policy must comply with the general prohibition on insider trading discussed in Section 3.3. If you believe you are a Blackout Insider or Pre-Clearance Insider based on the following definitions, please consult the applicable Securities Trading Policy Supplement in addition to this Policy for a full understanding of the trading restrictions you are subject to.

“Related Persons” are:

•	family members who reside with Covered Persons;

•	anyone else who lives in the household of a Covered Person and is subject to such person’s influence or control;

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any family members who do not live in the household of a Covered Person but whose transactions in “Company Securities” (as defined in Section 3.2 below) are directed by a Covered Person or are subject to such a person’s influence or control (such as parents or children who consult with such a person before they trade in Company Securities);

•	any trust, partnership, corporation or other entity over which a Covered Person has investment control; and

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any entity or person that designated or nominated, or caused to be designated or nominated, a director who is a Blackout Insider, whether such designation or nomination was undertaken or caused to be undertaken pursuant to a contractual agreement or contractual right or otherwise, provided that the director who is a Blackout Insider is also an officer or employee of, or performs responsibilities of a similar nature for, the nominating entity or person or an affiliate thereof.

“Blackout Insiders” are:

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anyone who is a director or officer who is subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

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any other employee who may be designated as such from time to time by the Office of the General Counsel because such person, in the normal course of his or her duties or with respect to a particular matter, has, or is likely to have, regular or special access to inside information that warrants such person only being permitted to trade during defined trading windows; and

•	in each case, the person’s Related Persons.

“Pre-Clearance Insiders” are a subset of Blackout Insiders consisting of directors and certain officers and key employees as determined by the Company, and their Related Persons.

Because insider trading transactions involving Company Securities can be imputed to you, and potentially to the Company, you are responsible for making sure that transactions in any security covered by this Policy, whether by you personally or by any member of your family or other Related Person, comply with this Policy. In this Policy, when we refer to “Covered Persons” or to “you,” we include the applicable Related Persons.

3.2. What Securities and Other Instruments are Covered by this Policy?

This Policy covers and defines as “Company Securities”:

•	any stock, bond (including convertible notes), debentures, options, warrants or other marketable equity or debt security issued by any Station Company; and

•	any security or other instrument issued by an unrelated third party and based on any equity or debt security (including exchange-traded options and credit default swaps) of any Station Company.

3.3. What are the General Prohibitions of the Policy?

A. No Covered Person who is aware of material, non-public information relating to Station Companies may, at any time, directly or through any other person or entity, including, but not limited, to any Related Person, friend or acquaintance:

•	buy, sell, pledge or otherwise transfer Company Securities, or engage in any other action to take personal advantage of that information; or

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communicate that information to any other person or entity outside the Company, including, but not limited to, any Related Person, friend or acquaintance, or otherwise disclose that information without the Company’s authorization; or

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make any recommendations or express any opinions as to trading in the Company Securities to any other person, including but not limited to, any Related Person, friend or acquaintance, on the basis of that information.

B. In addition, no Covered Person who, in the course of working for any Station Company, learns of material non-public information about any company with which any Station Company does or is considering doing business, including a customer or supplier, may, at any time, trade in that company’s securities until the information becomes public or is no longer material.

C. Similarly, no Covered Person may communicate or make any recommendation or express any opinions as to trading in that other company’s securities to any other person on the basis of such material, non-public information about that other company to any other person or entity outside the Station Companies, including, but not limited to, any Related Person, friend or acquaintance.

D. Finally, no Covered Person may engage in the following transactions involving Company Securities:

•	entering into a sale of securities not owned by the seller (“short sales”) of Company Securities; or

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invest in Company-based derivative securities, including, but not limited to, buying or selling options, straddles, warrants, stock appreciation rights and the like. Holding and exercising stock options under a Company stock incentive plan is not prohibited by this Policy.

Transactions that you may consider necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure or to satisfy margin requirements or “margin calls” in a securities account or to fund obligations secured by a pledge of Company Securities) are NOT excepted from this Policy. The federal securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve both your and the Company’s reputation for adhering to the highest standards of business conduct.

The above prohibitions apply equally to communications made through social media.

3.4. What is “Material Information”?

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. In general, any information that could be expected to affect the price of Company Securities, whether positively or negatively, should be considered material. Examples of information that ordinarily would be regarded as material are:

•	Projections of future earnings or losses, or other earnings guidance;

•	Quarterly or annual revenue, operating income or loss or earnings results;

•	Earnings that are inconsistent with the earnings guidance or the consensus expectations of the investment community;

•	A pending or proposed merger, acquisition, sale, tender offer, recapitalization or strategic alliance involving Station Companies in any way;

•	A pending or proposed acquisition or disposition of a significant asset;

•	A change in dividend policy, the declaration of a stock split, or an offering of additional securities (public or private);

•	The establishment of a program to repurchase securities of the Company;

•	A change in control or a change in senior management of the Company;

•	Development of a significant new product, invention, discovery or line of business;

•	Commencement of or developments regarding government investigations;

•	Developments regarding significant legislation or regulation affecting the Company’s business;

•	Commencement of or developments regarding significant litigation;

•	A pending or proposed offering of Company Securities or refinancing of outstanding debt of the Company;

•	A change in or dispute with the Company’s auditors, or a determination to take a significant impairment charge or to restate previously issued financial statements; and

•	A transaction involving a significant amount of Company Securities by a director, officer or other person who is a greater than 5% stockholder.

Please be aware that anyone scrutinizing your transactions will be doing so after the fact, with the benefit of “twenty-twenty hindsight.” As a practical matter, before engaging in any transaction, you should carefully consider whether law enforcement authorities and others might, after the fact, view as “material” any information of which you may be aware that has not been publicly disclosed.

3.5. What is “Non-Public” Information?

Information is considered “non-public” if it has not been disclosed broadly to the public markets (such as by press release or an SEC filing). The circulation of rumors, even if accurate and reported in the media, does not constitute adequate public dissemination for purposes of the insider trading laws or this Policy.

You must also wait a reasonable amount of time after public disclosure of material information relating to Station Companies, or any other company whose securities are covered by this Policy, before trading in such securities, to ensure that the investing public has had time to absorb the information fully. Thus, as a general rule, information should be considered “non-public” until one (1) full trading day after the information is released; this means the opening of business on the second trading day. For example, if in an ordinary trading week the non-public information is disclosed publicly during, or following the close of, business on Monday, then Company Securities could be bought or sold beginning on the opening of trading on Wednesday, if otherwise permitted under this Policy.

4. Application of the Policy to Transactions in Convertible or Exchangeable Securities or Shares Obtained Upon Conversion or Exchange

You may convert convertible securities or exchange exchangeable securities of Station Companies that you own at any time permitted under the terms of such securities.

Covered Persons must comply with Sections 3.3, 3.4 and 3.5 in order to engage in a sale or other transaction with respect to such convertible or exchangeable securities and/or the securities obtained upon conversion or exchange.

5. Post-Termination Transactions

This Policy continues to apply to your transactions in Company Securities even after you have ceased to be a director, officer or employee as long as you are aware of material, non-public information. Neither you nor any of your Related Persons may trade until the time at which this information has become public.

6. Individual Responsibility

Ultimately you have responsibility for adhering to this Policy against insider trading and avoiding unlawful transactions whether by you or your Related Persons. The guidelines set forth in this Policy are guidelines only, and compliance with these guidelines should not be considered a safe harbor against liability under federal or state securities laws. You should always use your best judgment and consult your personal legal and financial advisors as needed.

7. Compliance Contacts

If you have any questions about this Policy or its application to any proposed transaction in Company Securities or any proposed adoption or change in a Rule 10b5-1 trading plan, you may contact the General Counsel of the Company.

8. Certification

All persons covered by this Policy have an obligation to read it and any applicable Securities Trading Policy Supplement, carefully, and understand its provisions. Further, all persons covered by this Policy must certify compliance upon request of the Company.

9. Summary

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Do not buy, sell, pledge or otherwise transfer Company Securities — or any securities of any other company about which you have learned information in the course of working for any Station Company — if you are aware of material, non-public information.

•	Do not share material, non-public information with others outside the Station Companies — even family members or friends.

•	Blackout Insiders and Pre-Clearance Insiders must comply with the additional requirements set forth in the Policy Supplements.

RED ROCK RESORTS, INC.

Supplement To Securities Trading Policy (the “Policy”)

For “Blackout Insiders”

1.	Purpose

Under the Policy, all “Blackout Insiders” are subject to limitations on transferability of Company Securities and must comply with the “Open Trading Window” and “Blackout Period” trading restrictions discussed in this Policy Supplement. Blackout Insiders may also only adopt (and, if permitted, modify or early terminate) a pre-arranged securities trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (a “Rule 10b5-1 trading plan”) during an Open Trading Window (as defined in Section 4(a) below), and only with the approval of the Office of the General Counsel and the Compensation Committee of the Board as described herein. This Policy Supplement sets forth trading restrictions and Rule 10b5-1 trading plan pre-clearance procedures to be followed.

Please note that these procedures are part of the Policy and are not to be interpreted as personal legal or financial advice.

2.	Definitions

Any capitalized term used in this Policy Supplement without definition has the meaning given to it in the Policy. Please note in particular references to a Blackout Insider include that person’s Related Persons.

3.	Compliance Contacts

All questions regarding the provisions of this Policy Supplement and the accompanying Policy should be directed to the Chief Legal Officer or General Counsel of the Company. Ultimately, however, you have responsibility for adhering to the Policy and this Policy Supplement and avoiding unlawful transactions whether by you or your Related Persons. The guidelines set forth in the Policy and this Policy Supplement are guidelines only, and compliance with these guidelines should not be considered a safe harbor against liability under federal or state securities laws. You should use your best judgment and consult your personal legal and financial advisors as needed. Please see Section 2.2 of the Policy for a discussion of the potential consequences of violations of the insider trading laws, the Policy or this Policy Supplement.

4.	Blackout Periods

(a)	When are the Open Trading Window Periods?

Subject to the provisions of Section 6, unless otherwise indicated by the Company’s Board of Directors, Chief Executive Officer, and/or the Chief Legal Officer or General Counsel, trading windows for Blackout Insiders will open at the opening of trading on the Nasdaq Stock Market (“NASDAQ”) on the first trading day after one full trading day has elapsed following the time we publicly release our quarterly or annual financial results (the “Window Opening Date”), and end at the close of trading on the NASDAQ on the fifteenth day (or the preceding business day if the fifteenth day falls on a holiday or weekend) prior to the end of the calendar quarter in which the Window Opening Date occurred. For example, if we were to publicly release our quarterly results after the opening of trading on the NASDAQ on a Tuesday, and there were no federal holidays in between, the Window Opening Date of the next Open Trading Window would be Thursday.

As a result, subject to the provisions of Section 6, Blackout Insiders will have four Open Trading Window Periods each year in which to engage in transactions in Company Securities. These windows will be the only time periods in which Blackout Insiders may trade in Company Securities; however, there are two very important exceptions:

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even during an Open Trading Window Period, you are prohibited from trading, both directly and indirectly through any other person or entity, including but not limited to any Related Person, friend or acquaintance, if you are aware of material, non-public information.

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the Board of Directors, the Chief Executive Officer and/or the Office of the General Counsel may determine not to open, or may terminate, an Open Trading Window at any time by notice to Company personnel if the particular facts and circumstances warrant such action.

A period during which Blackout Insiders are permitted to trade is referred to as an “Open Trading Window Period.” Any period that is not in an Open Trading Window Period is a “Blackout Period.”

(b)	What are the Other Restrictions on Transactions Applicable to Blackout Insiders?

Gifts of Company Securities to Related Persons may be made at any time. The Related Person may, however, only transfer the Company Securities received as a gift during an Open Trading Window Period when the Related Person is not aware of any material, non-public information relating to the Station Companies. Gifts to recipients who are not Related Persons may only made during an Open Trading Window Period and when the donor is not aware of material, non-public information relating to the Station Companies.

(c)	May I request a hardship exception?

No. Transactions that you may consider necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure, to satisfy margin requirements or “margin calls” in a securities account or to satisfy obligations subject to a pledge of Company Securities as collateral) are NOT excepted from this Policy. The federal securities laws do not recognize such mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve both your and the Company’s reputation for adhering to the highest standards of business conduct.

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5.	Application of Policy to Exercise of Options

Blackout Insiders may exercise options awarded to them under a stock incentive plan at any time permitted under the applicable incentive plan if they pay the exercise price in cash to the extent exercisable for cash (and subject to other obligations of applicable law and plan documents which, among other things, impose certain tax withholding obligations). During a Blackout Period, subject to Section 6(a) below, Blackout Insiders may not, however, sell Company Securities to raise the funds necessary to pay the exercise price of stock options. In addition, during a Blackout Period, subject to Section 6(a) below, Blackout Insiders may not exercise stock appreciation rights (“SARs”).

6.	Rule 10b5-1 Trading Plans

(a)	Exception from Blackout Periods for Transactions Under Rule 10b5-1 Trading Plans

Transactions in Company Securities that are effected under a valid Rule 10b5-1 trading plan are not subject to the prohibition on trading on the basis of material, non-public information or to Blackout Periods.

The Company reserves the right to not permit any Rule 10b5-1 trading plans or to place limitations on the use of such plans. If such plans are permitted by the Company, the plan must also be approved by the Company. To be considered valid under Rule 10b5-1, the plan must be approved as described in Section 6(b) below. Moreover, the plan must be established in good faith, and only at a time when the individual who wishes to use the plan is not aware of material, non-public information regarding the Station Companies. The plan must be in writing, and must specify the amount, pricing and timing of the transactions in advance. Once a Rule 10b5-1 trading plan is adopted, the person who adopted the plan must not exercise any influence over the amount of securities to be traded, the price at which they are traded or the date of any given trade. Any modification or early termination of a Rule 10b5-1 trading plan before the termination date specified in the plan at the time of adoption could call into question whether that person had acted with the requisite good faith and/or had improperly exercised influence over the plan’s subsequent administration.

(b)	Restriction on Creation, Modification or Early Termination of Rule 10b5-1 Trading Plans

Blackout Insiders (and Pre-Clearance Insiders) may only create (and if permitted, modify or early terminate) a Rule 10b5-1 trading plan during an Open Window Trading Period, and only with prior approval as described in the next paragraph.

To obtain approval, please contact the Office of the General Counsel as early as possible in the process. The Office of the General Counsel will promptly provide a preliminary approval or disapproval of the planned Rule 10b5-1 trading plan action. If preliminary approval is provided, the matter will be referred to the Compensation Committee of the Board for consideration at its next scheduled meeting. The Compensation Committee will then provide a final approval or disapproval in its sole discretion.

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7.	Additional Restrictions Applicable to Transactions Involving Convertible or Exchangeable Securities

This Policy Supplement prohibits the conversion of any convertible or exchangeable Company Securities by Blackout Insiders during a Blackout Period, unless:

(a)	the conversion or exchange and sale of Company Securities received upon conversion or exchange occurs pursuant to a properly pre-cleared Rule 10b5-1 trading plan; or

(b)	the Blackout Insider pre-clears the transaction, and represents to the Office of the General Counsel in writing:

i.	that all Company Securities acquired upon such conversion or exchange will be held until at least the commencement of the next Open Trading Window Period, and

ii.	that a request to the Office of the General Counsel will be submitted at the time of any proposed sale of such Company Securities in accordance with this Policy Supplement.

8.	Certification

All persons covered by this Policy Supplement have an obligation to read it carefully and understand its provisions. Further, all persons covered by this Policy Supplement must certify compliance upon request of the Company.

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RED ROCK RESORTS, INC.

Supplement To Securities Trading Policy

For “Blackout Insiders”

The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with, the Company’s Securities Trading Policy and the Supplement thereto applicable to “Blackout Insiders.”

Signature:

Name Printed:

Date:

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RED ROCK RESORTS, INC.

Supplement To Securities Trading Policy (the “Policy”)

For “Pre-Clearance Insiders” (Directors and Section 16 Officers)

1.	Purpose

Under the Policy, all “Pre-Clearance Insiders” must pre-clear transactions in Company Securities, even during an Open Trading Window Period (as defined in the Policy Supplement for Blackout Insiders). “Pre-Clearance Insiders” are all directors and officers of the Company as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other key employees of the Company, all as determined by the Company. This Policy Supplement sets forth pre-clearance procedures to be followed.

This Policy Supplement also sets forth the post-transaction notification procedures to be followed by all Red Rock directors and Section 16 officers to facilitate compliance with the reporting provisions of Section 16 of the Exchange Act.

Please note that these procedures are part of the Policy and are not to be interpreted as personal legal or financial advice.

2.	Definitions

Any capitalized term used in this Policy Supplement without definition has the meaning given to it in the Policy or Supplement to the Policy for Blackout Insiders. Please note in particular that references to a Pre-Clearance Insider include that person’s Related Persons.

3.	Compliance Contacts

All questions regarding the provisions of this Policy Supplement and the accompanying Policy should be directed to the Chief Legal Officer of the Company. Ultimately, however, you have responsibility for adhering to the Policy and this Policy Supplement and avoiding unlawful transactions whether by you or any of your Related Persons. The guidelines set forth in the Policy and this Policy Supplement are guidelines only, and compliance with these guidelines should not be considered a safe harbor against liability under federal or state securities laws unless as so specified in Section 7. You should use your best judgment and consult your personal legal and financial advisors as needed. Please see Section 2.2 of the Policy for a discussion of the potential consequences of violations of the insider trading laws, the Policy or this Policy Supplement.

4.	Pre-Clearance

(a)	What Must be Pre-Cleared?

All Pre-Clearance Insiders must pre-clear all transactions in Company Securities to be effected either directly by them, or by or on behalf of a Related Person, subject to such exceptions as may be determined by the Board. Examples of transactions include:

•	any purchase or sale of Company Securities in the public markets;

•	any privately negotiated purchase or sale of Company Securities from any person or entity;

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any sale of any common stock received upon exercise of options awarded under a Company stock incentive plan; provided that Pre-Clearance Insiders may dispose of their shares under validly approved 10b5-1 plans or similar arrangements with plan administrators to satisfy any tax withholding obligations associated with such exercise;

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any sale of shares of common stock upon vesting of restricted stock issued under any Company incentive plan; provided that Pre-Clearance Insiders may dispose of their shares under validly approved 10b5-1 plans or similar arrangements with plan administrators to satisfy any tax withholding obligations associated with such vesting;

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any sale of shares of common stock received upon vesting of a restricted stock unit (RSU) issued under any Company incentive plan; provided that Pre-Clearance Insiders may dispose of their shares under validly approved 10b5-1 plans or similar arrangements with plan administrators to satisfy any tax withholding obligations associated with such vesting;

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any sale of any common stock received upon exercise of SARs awarded under a Company stock incentive plan; provided that Pre-Clearance Insiders may dispose of their shares under validly approved 10b5-1 plans or similar arrangements with plan administrators to satisfy any tax withholding obligations associated with such exercise;

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any investment reallocation or “fund-switching” involving Company Securities in plan funds (for example, allocations of holdings of Company Securities within a 401(k) or other defined contribution plan);

•	any sale or conversion of, or sale of any shares of common stock received upon conversion of convertible notes or debentures of the Company or any subsidiary of the Company;

•	any sale of shares of common stock received upon exchange of membership interests in Station Holdco LLC

•	any gift of Company Securities, whether to a Related Person, a charitable institution, or any other person or entity;

•	any pledge of Company Securities as collateral for a loan, or in connection with the opening of a margin account; and

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•	any monetization, hedging transaction or other non-standard transaction involving Company Securities (whether equity or debt).

Pre-Clearance Insiders must also pre-clear the creation, modification or early termination of a Rule 10b5-1 trading plan, as described in Section 6(b) of the Blackout Insider Supplement to the Policy.

(b)	How and When Should Pre-Clearance be Requested?

Please contact the Chief Legal Officer to request pre-clearance of a contemplated transaction (or in the Chief Legal Officer’s absence, the Chief Financial Officer). The Office of the General Counsel will provide a clearance or objection within two (2) business days, and will use reasonable efforts to respond on the same day that the pre-clearance request is submitted.

When submitting a request, please include the following information:

•	a description of the transaction you or your Related Person intends to effect,

•	the type and amount of Company Securities involved in the transaction,

•	the proposed transaction date, and

•	contact information for the executing broker-dealer or other party that will execute the transaction.

Pre-clearance requests may be submitted at any time, including during Blackout Periods; however, pre-clearance will only be granted during Open Trading Window Periods.

The Chief Executive Officer or Chief Financial Officer, after consultation with the Company’s outside securities counsel in his or her sole discretion, is responsible for the disposition of any pre-clearance request submitted by the Chief Legal Officer.

(c)	When does a Pre-Clearance Approval Expire?

After obtaining a pre-clearance approval, an irrevocable execution order must be given within five (5) trading days, or a new pre-clearance request is required.

5.	Exception from Pre-Clearance Requirements for Transactions Under Validly Approved Rule 10b5-1 Trading Plans

The Company reserves the right to not permit any Rule 10b5-1 trading plans or to place limitations on the use of such plans. If such plans are permitted by the Company, the plan must also be approved by the Company. Although the adoption of a Rule 10b5-1 plan is itself subject to pre-approval, once the plan has been validly adopted and approved, transactions in Company Securities that are effected under the plan are not subject to pre-clearance. Please see Section 6 of the Blackout Insider Supplement to the Policy for further information regarding Rule 10b5-1 plans. In order to facilitate compliance with the post-transaction notification requirements discussed below, the Office of the General Counsel and Compensation Committee will withhold pre-clearance for any Rule 10b5-1 trading plan for a director or Section 16 officer unless the plan requires the broker to notify the Office of the General Counsel in the manner specified below no later than the day the transaction is executed.

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6.	Post-Trade Notification Requirements for Directors and Section 16 Officers

Section 16(a) of the Exchange Act requires officers and directors to report certain transactions in Red Rock equity securities on a Form 4 filed with the Securities and Exchange Commission (“SEC”) in writing within two business days after the execution of the transaction (“T+2”). Any violation of these requirements must be disclosed in Red Rock’s SEC filings, and may result in SEC-imposed sanctions. Although the responsibility for filing these reports rests with the individual officer or director, the Office of the General Counsel will prepare the necessary Form 4 filings for you provided that it receives a notification no later than the day the transaction is executed; provided, however, that such a notification is not required in connection with exercises of stock options or SARs that are reported to the Office of the General Counsel. The notification must include the date of execution, the type and amount of securities involved and the price.

The requirement to notify the Office of the General Counsel of the specifics of a particular reportable transaction in Red Rock equity securities is separate from, and in addition to, your obligation to pre-clear all transactions involving Company Securities with the Office of the General Counsel.

Any former Section 16 officer or director who wishes to engage in any transaction in Red Rock equity securities must continue to seek pre-clearance from, and provide post-transaction notification to, the Office of the General Counsel for a period of six (6) months following his or her departure from the Company for any reason.

Additional information concerning the requirements of Section 16 of the Exchange Act is available to officers and directors from the Office of the General Counsel.

7.	Form 144 Filing Requirements

Rule 144 under the Securities Act of 1933 (“Securities Act”) is a safe harbor to ensure that sales of Red Rock common stock (regardless of how acquired) by directors, executive officers and holders of more than 10% of Red Rock common stock comply with the Securities Act. In most cases, you (or the broker on your behalf) are required to file a Form 144 with the SEC concurrently with or before placing an order with your broker to sell Red Rock common stock (including sales of common stock acquired upon vesting of RSUs). The Company’s treasury department will coordinate with the stock plan administrator to file a Form 144 for sales of stock held within your stock plan account that you acquired upon vesting of RSUs. However, the treasury department and the Office of the General Counsel do not coordinate the preparation and filing of Forms 144 for shares of common stock that you hold outside of your stock plan; your outside broker or other market professional should prepare it for you.

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8.	Certification

All persons covered by this Policy Supplement have an obligation to read it carefully and understand its provisions. Further, all persons covered by this Policy Supplement must certify compliance upon request of the Company.

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RED ROCK RESORTS, INC.

Supplement To Securities Trading Policy

For “Pre-Clearance Insiders” (Directors and Section 16 Officers)

The undersigned hereby acknowledges that he/she has read and understands, and agrees to comply with, the Company’s Securities Trading Policy and the Supplement thereto applicable to “Pre-Clearance Insiders.”

Signature:

Name Printed:

Date:

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